78 Horton Drive
South Huntington, NY 11746
P: 631-425-6374 | F: 631-425-7296
E: mppalker@cs.com
W: www.mppassociatesinc.com

August 19, 2019

Rongxuan Zhang, Chairman and CEO
Jufeel International Group LLC
Floor 19,Building C,Yabao Dongfang International Plaza,
No.85 East of Jinshui Road ,
CBD Zhengzhou,China

Agreement with Jufeel International Group

This agreement between MPP Associates, Inc. ("MPP" or "Consulting Firm") and Jufeel International Group ("Jufeel" or "Client") is issued with respect to accounting and financial services to be performed by MPP and is effective August 19, 2019.

MPP Associates is a consulting and tax advisory firm specializing in strategy and assisting companies with CFO suite and other financial services. Companies may need the services of MPP in order to organize or elevate the effectiveness of its financial business operations. MPP has a proven track record of helping its clients reach their future destination in an efficient and cost-effective manner, and clients benefit by being able to draw upon the knowledge base of the firm

Jufeel's business is headquartered in Henan province, PRC. On August 5, 2011, the current business began operating through Kaifeng Jufeel and its four PRC subsidiaries. Jufeel is a bio-tech company that cultivates, produces, develops, and sells raw aloe vera and aloe vera based consumer products through their distribution network in mainland China.

Background and Overview:

- Jufeel wishes to upgrade the skills and experience of its Chief Financial Officer. On May 1, 2019 Jufeel terminated its relationship with Marcum BP as its registered independent public accountants and engaged Yu Certified Public Accountant ("YU") as its registered independent public accountants. Jufeel wishes to search for a larger firm to perform the audit of its books for the year ended December 31, 2019. Jufeel will require CFO level assistance for the foreseeable future.
- The responsibilities of MPP will be:
    - Assist with the preparation of filings with the US Securities and Exchange Commission coordinating with legal counsel.
    - Review and sign all filings with the US Securities and Exchange Commission.
    - Work with bankers and counsel to file S-1 Registration Statement.
    - Acquisition due diligence
    - General CFO work
    - Special projects as assigned by the CEO

Proposed Solution:

- MPP will assign its President, Marc P. Palker to perform the above listed responsibilities
- MPP may assign additional resources if necessary and approved by Jufeel
- Services to begin on August 19, 2019 and continue until terminated by Jufeel

Professional Fees and Expenses:

We are pleased to offer the following fee schedule

- Our fee for services will be a retainer of $6,000 per month against the following hourly rates of $250 Marc P. Palker per hour and $150 per hour for any additional resources. $6,000 is due with the signing of this agreement.

- All fees are due on the 15th day for the following 30-day period for Marc P. Palker. All other fees will be invoiced on the 15th and the last day of each month and are due in 5 days.

- All travel expenses approved in advance by Jufeel will be reimbursed upon the submission of a properly receipted expense report. Travel expenses will exclude Long Island and NYC. If there are any travel rules required by Jufeel, they must be submitted in writing to MPP.

- Marc P. Palker and MPP must be indemnified and included in a Directors and Officers policy to the satisfaction of Marc P. Palker and MPP.

- Future agreements, if any, which are outside the scope of this document, may be at a different rate than that quoted above.

Confidentiality, Non-Disclosure

- Client Information – At all times during MPP performance of Services and thereafter, its representatives will hold in strictest confidence, and will not use, except for the benefit of Client, or disclose (except as required by law) to any person or entity, any Client Confidential Information. "Confidential Information" means any and all information (received by MPP or any such representative(s) at any time before or after the date of this agreement) about the business or finances of Client or any Client subsidiary or affiliate, including without limitation all financial statements and other financial data, all personnel data, and all information about products or services (including without limitation, samples, demonstration models or materials and other embodiments of products or prospective products), software and other technology, business plans, projections, existing and proposed projects or investments, suppliers, customers, employees, paying correspondents or money transfer or other agents, pricing, purchase and sales records and data, marketing, processes and methodologies and trade secrets, but excluding information that Client deliberately and voluntarily makes publicly available.

- Third Party Information – MPP recognizes that Client has received, and in the future, will receive confidential or proprietary information of other companies subject to a duty on Client's part to maintain the confidentiality of such information and to use it only for certain limited purposes. MPP agrees to hold (and to cause its representative(s) to hold) all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in performing this Agreement.

- Ownership – All Confidential Information, in any form, shall be and remain the sole and exclusive property of Client. Immediately upon the termination of the Services, or at any other time that Client may request, MPP shall deliver, and cause its representative(s) to deliver all Confidential Information to Client and delete or destroy all Confidential Information in MPP or its representative's or representatives' control.

Termination

This agreement may be terminated by either party with 30 days written notice without cause. Client agrees to pay all attorney and related costs if collection action is required to collect fees.

New York Law

This agreement shall be governed by the laws of the State of New York. The parties consent to jurisdiction in its courts and agree that such courts shall have exclusive jurisdiction over the enforcement of this agreement.

Amendments

This agreement may be amended only by written agreement of the parties, signed by authorized representatives and referring to this agreement.

Severability

If any provision in this agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions in this agreement shall continue in full force and effect.

We appreciate the opportunity to be of service to you and look forward to working with you on this challenging engagement.

Very truly yours,

MPP Associates, Inc.

By: /s/ Marc P. Palker
Marc P. Palker, President

Date August 19, 2019

Agreed to:

Jufeel International Group

/s/ Rongxuan Zhang
Print Name: Rongxuan Zhang
Title: Chief Executive Officer

Date August 19, 2019